Exhibit 99.1
Diodes Incorporated Reports First Quarter 2010 Financial Results
Achieves Record Quarterly Revenue of $136.8 Million and
Record Gross Profit of $47.8 Million
Dallas, Texas — May 6, 2010 — Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete and analog semiconductor markets, today reported financial results for the first quarter ended March 31, 2010.
First Quarter Highlights:
•	Revenue was a record $136.8 million, an increase of 75 percent over the $78.1 million in the first quarter of 2009 and a sequential increase of 5 percent over the $130.3 million in the fourth quarter of 2009;

•	Gross profit was a record $47.8 million, an increase of 230 percent over the $14.5 million in the first quarter of 2009 and an increase of 14 percent over the $41.8 million in the fourth quarter of 2009;

•	Gross margin was 34.9 percent, compared to 18.6 percent in the first quarter of 2009 and 32.1 percent in the fourth quarter of 2009;

•	Income before income taxes and noncontrolling interest was $19.0 million, compared to a loss of $10.3 million in the first quarter of 2009 and income of $11.4 million in the fourth quarter of 2009;

•	GAAP net income was $15.0 million, or $0.33 per diluted share, compared to first quarter of 2009 net loss of $10.8 million, or ($0.26) per share, and fourth quarter of 2009 net income of $14.2 million, or $0.32 per diluted share;

•	Non-GAAP adjusted net income was $15.7 million, or $0.35 per diluted share, compared to an adjusted net loss of $3.8 million, or ($0.09) per share, in the first quarter of 2009 and adjusted net income of $16.3 million, or $0.36 per diluted share, in the fourth quarter of 2009;

•	Excluding $2.1 million of share-based compensation expense, both GAAP and non-GAAP adjusted net income would have increased by $0.05 per diluted share;

•	Achieved $23.9 million cash flow from operations, $5.8 million net cash flow and $7.3 million free cash flow; and

•	EBITDA was $32.9 million, a significant increase over the $3.5 million in the first quarter of 2009 and 30 percent over the $25.3 million for the fourth quarter of 2009.
Revenue for the first quarter of 2010 was a record $136.8 million, an increase of 75 percent over the $78.1 million in the first quarter of 2009 and a sequential increase of 5 percent over the $130.3 million in the fourth quarter of 2009. Revenue increased in the quarter due to strong demand in all geographic regions led by North America and Europe as well as better than normal seasonality in Asia.
Gross profit for the first quarter of 2010 was a record $47.8 million, or 34.9 percent of revenue, compared to $14.5 million, or 18.6 percent of revenue, in the first quarter of 2009 and $41.8 million, or 32.1 percent of revenue, in the fourth quarter of 2009. The increase in gross margin was attributable to improved product mix resulting from stronger than expected growth in North America and Europe, in addition to higher wafer fab loading and performance.
Commenting on the results, Dr. Keh-Shew Lu, President and Chief Executive Officer of Diodes Incorporated, stated, “Our achievement of record revenue and gross profit in the quarter is a direct result of the reinstatement of our profitable growth strategy during the second half of 2009. Exceeding our historical financial peaks at this point in the economic recovery is a distinct accomplishment. Revenue increased five percent sequentially despite the first quarter typically being a seasonally down quarter. Our consistent execution on new product initiatives and design win traction combined with our judicious capacity expansion has enabled us to gain market share as well as improve our product mix and wafer fab utilization. In addition, gross margin is on par with our previous high achieved in the fourth quarter of 2005. Margins during the first quarter benefited from our wafer fabs operating at full capacity and better than expected performance in North America and Europe.”
First quarter of 2010 GAAP net income was $15.0 million, or $0.33 per diluted share, compared to net loss of $10.8 million, or ($0.26) per share, in the first quarter of 2009 and net income of $14.2 million, or $0.32 per diluted share, in the fourth quarter of 2009.
Non-GAAP adjusted net income was $15.7 million, or $0.35 per diluted share, which excluded, net of tax, $1.1 million of non-cash interest expense related to the amortization of debt discount on the Convertible Senior Notes, $0.8 million of non-cash acquisition related intangible asset amortization costs, and a gain of $1.2 million on the sale of assets. The following is a summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

Three Months Ended
March 31, 2010
GAAP net income	$14,958

GAAP diluted earnings per share	$0.33

Adjustments to reconcile net income to adjusted net income:
Amortization of debt discount	1,119
Amortization of acquisition related intangible assets	812
Gain on sale of assets	(1,176)

Non-GAAP adjusted net income	$15,713

Non-GAAP adjusted diluted earnings per share	$0.35

See tables below for further details of the reconciliation.
Included in the first quarter of 2010 GAAP and non-GAAP adjusted net income was approximately $2.1 million, net of tax, non-cash share-based compensation expense. Excluding this expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.05 per diluted share.
EBITDA, which represents earnings before net interest expense, income tax, depreciation and amortization, for the first quarter of 2010 was $32.9 million, compared to $3.5 million for the first quarter of 2009 and $25.3 million for the fourth quarter of 2009. For a reconciliation of GAAP net income to EBITDA, see table below.

As of March 31, 2010, Diodes had approximately $486 million in cash and short-term investments, consisting of approximately $248 million in cash and $238 million in short-term investments of par value auction rate securities, which can be put back to UBS AG at par on June 30, 2010 under the previously disclosed settlement (net of the related current liability “no net cost” loan of $238 million). In addition, the Company had $127 million in long-term debt primarily related to its Convertible Senior Notes.
Business Outlook
Dr. Lu concluded, “We expect to continue our growth momentum in the second quarter of 2010 with revenue anticipated to range between $142 million and $148 million, or an increase of 4 to 8 percent sequentially, which follows our achievement of 5 percent sequential growth in the typically seasonally down first quarter. This forecast represents our fifth consecutive quarter of revenue growth and will signify another quarterly revenue record for the Company. Additionally, we expect gross profit to increase at a rate comparable to our revenue growth. Operating expenses are anticipated to decrease slightly from first quarter levels on a percent of revenue basis. We expect our income tax rate for the second quarter to range between 15 and 20 percent due to profits in higher tax jurisdictions. Shares outstanding are expected to be approximately 46.0 million.”
Conference Call
Diodes will host a conference call on Thursday, May 6, 2010 at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its first quarter 2010 financial results. Investors and analysts may join the conference call by dialing 1-866-770-7120 and providing the confirmation code 34798295. International callers may join the teleconference by dialing 1-617-213-8065. A telephone replay of the conference call will be available approximately two hours after the conference call and will be available until May 10, 2010 at midnight Central Time. The replay dial-in number is 1-888-286-8010, and the pass code is 33614616. International callers should dial 1-617-801-6888 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investors section of Diodes’ website at http://www.diodes.com. To listen to the live call, please go to the Investors section of Diodes’ website and click on the conference call link at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes’ website for approximately 60 days.
About Diodes Incorporated
Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete and analog semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, amplifiers and comparators, Hall-effect sensors and temperature sensors, power management devices including LED drivers, DC-DC switching regulators, linear voltage regulators and voltage references along with special function devices including USB power switches, load switches, voltage supervisors, and motor controllers. The Company’s corporate headquarters and logistics office are located in Dallas, Texas. A sales, marketing, and engineering office is located in Westlake Village, California. Design centers are located in Dallas; San Jose, California; Taipei, Taiwan; Manchester, England; and Neuhaus, Germany. The Company’s wafer fabrication facilities are located in Kansas City, Missouri and Manchester, with two manufacturing facilities located in Shanghai, China, another in Neuhaus, and a joint venture facility located in Chengdu, China. Additional engineering, sales, warehouse, and logistics offices are located in Taipei; Hong Kong; Manchester; and Munich, Germany; with support offices located throughout the world. For further information, including SEC filings, visit the Company’s website at http://www.diodes.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements regarding our expectation that: our consistent execution on new product initiatives and design win traction combined with our judicious capacity expansion has enabled us to gain market share as well as improve our product mix and wafer fab utilization; we expect to continue our growth momentum in the second quarter of 2010 with revenue anticipated to range between $142 million and $148 million, or an increase of 4 to 8 percent sequentially, which follows our achievement of 5 percent sequential growth in the typically seasonally down first quarter; this forecast represents our fifth consecutive quarter of revenue growth and will signify another quarterly revenue record for the Company; we expect gross profit to increase at a rate comparable to our revenue growth; operating expenses are anticipated to decrease slightly from first quarter levels on a percent of revenue basis; we expect our income tax rate for the second quarter to range between 15 and 20 percent due to profits in higher tax jurisdictions; and shares outstanding are expected to be approximately 46.0 million. Potential risks and uncertainties include, but are not limited to, such factors as: the UBS settlement may not provide us with the liquidity intended; we may not be able to maintain our current growth strategy or continue to maintain our current performance and loadings in our manufacturing facilities; our future guidance may be incorrect; the global economic weakness may be more severe or last longer than we currently anticipated; and other information detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.
Recent news releases, annual reports and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.
# # #

Company Contact:	Investor Contact:
Diodes Incorporated	Shelton Group
Carl Wertz	Leanne K. Sievers
VP, Finance and Investor Relations	EVP, Investor Relations
P: (805) 446-4800	P: (949) 224-3874
E: carl_wertz@diodes.com	E: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2010	2009
NET SALES	$136,847	$78,050

COST OF GOODS SOLD	89,064	63,557

Gross profit	47,783	14,493

OPERATING EXPENSES
Selling, general and administrative	21,419	16,056
Research and development	6,376	5,275
Amortization of acquisition related intangible assets	1,128	1,091
Restructuring	—	99

Total operating expenses	28,923	22,521

Income (loss) from operations	18,860	(8,028)

OTHER INCOME (EXPENSES)
Interest income	1,312	1,757
Interest expense	(1,982)	(2,048)
Amortization of debt discount	(1,834)	(2,209)
Other	2,648	263

Total other income (expenses)	144	(2,237)

Income (loss) before income taxes and noncontrolling interest	19,004	(10,265)

INCOME TAX PROVISION	3,324	397

NET INCOME (LOSS)	15,680	(10,662)

Less: NET INCOME attributable to noncontrolling interest	(722)	(104)

NET INCOME (LOSS) attributable to common stockholders	$14,958	$(10,766)

EARNINGS (LOSS) PER SHARE attributable to common stockholders
Basic	$0.34	$(0.26)

Diluted	$0.33	$(0.26)

Number of shares used in computation
Basic	43,767	41,146

Diluted	45,323	41,146

Note: Throughout this release, we refer to “net income (loss) attributable to common stockholders” as “net income (loss).”

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME (LOSS)
(in thousands, except per share data)
(unaudited)
For the three months ended March 31, 2010:

		Other
	Operating	(Income)	Income Tax
	Expenses	Expense	Provision	Net Income
GAAP				$14,958

Earnings per share (GAAP)
Diluted				$0.33

Adjustments to reconcile net income to adjusted net income:

Amortization of acquisition related intangible assets	1,128	—	(316)	812

Amortization of debt discount	—	1,834	(715)	1,119

Gain on sale of assets	—	(1,837)	661	(1,176)

Adjusted (Non-GAAP)				$15,713

Diluted shares used in computing earnings per share				45,323

Adjusted earnings per share (Non-GAAP)
Diluted				$0.35

Note: Included in GAAP and non-GAAP adjusted net income was approximately $2.1 million, net of tax, non-cash share-based compensation expense. Excluding this expense, both GAAP and non-GAAP adjusted diluted earnings per share (“EPS”) would have increased by an additional $0.05 per share.
For the three months ended March 31, 2009:

		Other
	Operating	(Income)	Income Tax
	Expenses	Expense	Provision	Net Loss
GAAP				$(10,766)

Loss per share (GAAP)
Diluted				$(0.26)

Adjustments to reconcile net loss to adjusted net loss:

Taxes on repatriation of foreign earnings	—	—	5,716	5,716

Amortization of acquisition related intangible assets	1,091	—	(305)	786

Restructuring	99	—	(52)	47

Gain on extinguishment of debt	—	(1,490)	581	(909)

Amortization of debt discount	—	2,209	(861)	1,348

Adjusted (Non-GAAP)				$(3,778)

Diluted shares used in computing loss per share				41,146

Adjusted loss per share (Non-GAAP)
Diluted				$(0.09)

Note: Included in GAAP and non-GAAP adjusted net loss was approximately $1.6 million, net of tax, non-cash share-based compensation expense. Excluding this expense, both GAAP and non-GAAP adjusted diluted EPS would have increased by an additional $0.04 per share.

ADJUSTED NET INCOME
This measure consists of generally accepted accounting principles (“GAAP”) net income, which is then adjusted solely for the purpose of adjusting for amortization of acquisition related intangible assets, amortization of debt discount, gain on sale of assets, restructuring costs, gain on extinguishment of debt, and taxes on repatriation of foreign earnings, as discussed below. Excluding gain on sale of assets, restructuring costs, gain on extinguishment of debt, and taxes on repatriation of foreign earnings provides investors with a better depiction of the Company’s operating results and provides a more informed baseline for modeling future earnings expectations. Excluding the amortization of acquisition related intangible assets and amortization of debt discount allows for comparison of the Company’s current and historic operating performance. The Company excludes the above listed items to evaluate the Company’s operating performance, to develop budgets, to determine incentive compensation awards and to manage cash expenditures. Presentation of the above non-GAAP measures allows investors to review the Company’s results of operations from the same viewpoint as the Company’s management and Board of Directors. The Company has historically provided similar non-GAAP financial measures to provide investors an enhanced understanding of its operations, facilitate investors’ analyses and comparisons of its current and past results of operations and provide insight into the prospects of its future performance. The Company also believes the non-GAAP measures are useful to investors because they provide additional information that research analysts use to evaluate semiconductor companies. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies. The Company recommends a review of net income on both a GAAP basis and non-GAAP basis be performed to get a comprehensive view of the Company’s results. The Company provides a reconciliation of GAAP net income to non-GAAP adjusted net income.
Detail of non-GAAP adjustments:
Amortization of acquisition related intangible assets — The Company excluded the amortization of its acquisition related intangible assets including developed technologies and customer relationships. The fair value of the acquisition related intangible assets, which was allocated to the assets through purchase accounting, is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful lives of the applicable assets. The Company believes the exclusion of the amortization expense of acquisition related assets is appropriate as a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. In addition, the Company excluded the amortization expense as there is significant variability and unpredictability across companies with respect to this expense.
Amortization of debt discount — The Company excluded the amortization of debt discount on its 2.25% Convertible Senior Notes (“Notes”). This amortization was excluded from management’s assessment of the Company’s core operating performance. Although the amortization of debt discount is recurring in nature, the expected life of the Notes is five years as that is the earliest date in which the Notes can be put back to the Company at par value. As such, the amortization period ends October 1, 2011, at which time the Company will no longer be recording an amortization of debt discount. In addition, the Company has repurchased some of its Notes, which can make the principal amount outstanding and related amortization vary from period to period, and as such the Company believes the exclusion of the amortization facilitates comparisons with the results of other periods that may reflect different principal amounts outstanding and related amortization.
Gain on sale of assets — The Company excluded the gain recorded for the sale assets. During the first quarter of 2010, the Company sold assets located in Germany and this gain was excluded from management’s assessment of the Company’s core operating performance. The Company believes the exclusion of the gain on sale of assets provides investors an enhanced view of a gain the Company may incur from time to time and facilitates comparisons with results of other periods that may not reflect such gains.
Restructuring costs — The Company recorded various restructuring charges to reduce its cost structure in order to enhance operating effectiveness and improve profitability. These restructuring activities impacted various functional areas of the Company’s operations in several locations and were undertaken to meet specific business objectives in light of the facts and circumstances at the time of each restructuring event. These restructuring charges are excluded from management’s assessment of the Company’s operating performance. The Company believes the exclusion of the restructuring charges provides investors an enhanced view of the cost structure of the Company’s operations and facilitates comparisons with the results of other periods that may not reflect such charges or may reflect different levels of such charges.
Gain on extinguishment of debt — The Company excluded the gain from extinguishment of debt from the repurchase of its Notes. This gain was excluded from management’s assessment of the Company’s core operating performance. The Company believes the exclusion of the gain on extinguishment of debt provides investors an enhanced view of a gain the Company may incur from time to time and facilitates comparisons with results of other periods that may not reflect such gains.
Taxes on repatriation of foreign earnings — The Company excluded the non-cash income tax expense related to the repatriation of foreign earnings. During the first quarter of 2009, the Company repatriated approximately $28.5 million of accumulated earnings from one of its Chinese subsidiaries, resulting in additional non-cash federal and state income tax expense. The Company intends to permanently reinvest overseas all of its remaining earnings from its foreign subsidiaries. The Company believes the exclusion of the non-cash income tax expense related to the repatriation of foreign earnings provides investors an enhanced view of a one-time occurrence and facilitates comparisons with results of other periods that do not reflect such a non-cash income tax expense.

ADJUSTED EARNINGS PER SHARE
This non-GAAP financial measure is the portion of the Company’s GAAP net income assigned to each share of stock, excluding amortization of acquisition related intangible assets, amortization of debt discount, gain on sale of assets, restructuring costs, gain on extinguishment of debt, and taxes on repatriation of foreign earnings, as described above. Excluding gain on sale of assets, restructuring costs, gain on extinguishment of debt and taxes on repatriation of foreign earnings provides investors with a better depiction of the Company’s operating results and provides a more informed baseline for modeling future earnings expectations, as described in further detail above. Excluding the amortization of acquisition related intangible assets and amortization of debt discount allows for comparison of the Company’s current and historic operating performance, as described in further detail above. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies. The Company recommends a review of diluted earnings per share on both a GAAP basis and non-GAAP basis be performed to obtain a comprehensive view of the Company’s results. Information on how these share calculations are made is included in the reconciliation table provided.
FREE CASH FLOW (FCF)
FCF of $7.3 million is a non-GAAP financial measure, which is calculated by taking cash flow from operations less capital expenditures ($23.8 million less (-) $16.5 million). FCF represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA
EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP measures, in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense. EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.
The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended
	March 31,
	2010	2009
Net income (loss) (GAAP)	$14,958	$(10,766)
Plus:
Interest expense, net (1)	2,504	2,500
Income tax benefit	3,324	397
Depreciation and amortization	12,069	11,355

EBITDA (Non-GAAP)	$32,855	$3,486

(1)	Includes $1.8 million and $2.2 million for the three months ended March 31, 2010 and 2009, respectively, of amortization of debt discount.

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
ASSETS
(in thousands)

	March 31,	December 31,
	2010	2009
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$247,795	$241,953
Short-term investment securities	237,825	296,600
Accounts receivable, net	105,077	99,074
Inventories	93,977	89,652
Deferred income taxes, current	8,294	7,834
Prepaid expenses and other	11,400	11,591

Total current assets	704,368	746,704

PROPERTY, PLANT AND EQUIPMENT, net	173,979	162,988

OTHER ASSETS
Goodwill	65,908	68,075
Intangible assets, net	32,163	34,892
Other	5,450	5,324

Total assets	$981,868	$1,017,983

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
LIABILITIES AND EQUITY
(in thousands, except share data)

	March 31,	December 31,
	2010	2009
	(Unaudited)
CURRENT LIABILITIES
Lines of credit and short-term debt	$239,930	$299,414
Accounts payable	65,651	62,448
Accrued liabilities	35,294	27,236
Income tax payable	3,388	2,641
Current portion of long-term debt	375	373
Current portion of capital lease obligations	279	283

Total current liabilities	344,917	392,395

LONG-TERM DEBT, net of current portion
Convertible senior notes	123,166	121,333
Long-term debt	3,396	3,464

CAPITAL LEASE OBLIGATIONS, net of current portion	1,548	1,669
DEFERRED INCOME TAXES, non-current	7,418	7,743
OTHER LONG-TERM LIABILITIES	41,635	40,455

Total liabilities	522,080	567,059

COMMITMENTS AND CONTINGENCIES

EQUITY
Diodes Incorporated stockholders’ equity
Preferred stock — par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock — par value $0.66 2/3 per share; 70,000,000 shares authorized; 43,841,730 and 43,729,304 issued and outstanding at March 31, 2010 and December 31, 2009, respectively	29,228	29,153
Additional paid-in capital	215,573	211,618
Retained earnings	263,132	248,174
Accumulated other comprehensive loss	(59,084)	(48,311)

Total Diodes Incorporated stockholders’ equity	448,849	440,634

Noncontrolling interest	10,939	10,290

Total equity	459,788	450,924

Total liabilities and equity	$981,868	$1,017,983